August 28, 2007

FROM:	Anaren, Inc.
6635 Kirkville Road
East Syracuse, NY 13057

CONTACT:	Joseph E. Porcello, VP of Finance
315-432-8909

ANAREN COMPLETES FINAL REVIEW OF ACCOUNTING ERRORS AT ITS CHINA SUBSIDIARY

Syracuse, NY - Anaren, Inc. (NASDAQ: ANEN) today reported that it has completed its final review of the accounting errors resulting from control deficiencies found at its China subsidiary previously disclosed by the Company on July 2, 2007. The accounting errors, which were caused by unapproved and undetected changes in procedures over accounting for the reconciliation of inventory and recording of vendor payables for materials received, but not yet invoiced at the China subsidiary, resulted in an overstatement of the Company’s pretax income for both the six months and second quarter ended December 31, 2006, and for the nine months and third quarter ended March 31, 2007 of fiscal year 2007. The total overstatement of pretax income was initially estimated to be in the range of $800,000 to $900,000. After completion of its final review, the Company has determined that the cumulative overstatement of pretax income due to the China accounting errors for the nine months ended March 31, 2007 was $876,000. Additionally, in connection with the year end annual audit, the Company has identified and made corrections to errors in stock based compensation and pension expense and, as part of the Company’s adoption of Securities and Exchange Commission Staff Accounting Bulletin No. 108, the Company has identified errors with their warranty expense and allowance for sale returns. There errors resulted in overstatement of pretax income of $38,000 for the first nine months of fiscal 2007. Including these adjustments, the total decrease in pretax income to correct the nine months ended March 31, 2007 was $914,000. Of this amount, $238,000 represents an overstatement of pretax income in the second quarter and first six months of fiscal 2007 and $676,000 relates to the third quarter ended March 31, 2007.

Management, after consultation with the Company’s Audit Committee, concluded that the overstatement is material to both the second and third quarters of fiscal 2007. Therefore, the Company is restating the previously filed financial statements for the fiscal 2007 second quarter ended December 31, 2006 and the third quarter ended March 31, 2007 to correct these errors, and as previously reported on July 2, 2007, these financial statements should no longer be relied upon. As soon as practicable, the Company will file all required amendments to the quarterly periods impacted by these corrections and modifications with the Securities and Exchange Commission.

As a result of the adjustments to pretax income, net income as previously reported for the effected periods is restated as follows:

	Three Months ended December 31, 2006		Six Months ended December 31, 2006
	Previously Reported	Restated	Previously Reported	Restated

Net income	$4,048,294	$3,761,294	$7,808,972	$7,521,972

Diluted income per share	$0.22	$0.21	$0.43	$0.42

	Three Months Ended March 31, 2007		Nine Months Ended March 31, 2007
	Previously Reported	Restated	Previously Reported	Restated

Net income	$4,101,725	$3,510,725	$11,910,697	$11,032,697

Diluted income per share	$0.23	$0.20	$0.66	$0.62

Management has also concluded that the Company’s disclosure controls and procedures were not effective in the second and third quarters of fiscal year 2007 due to a material weakness in internal control. Accordingly, management’s report on Controls and Procedures included in the Company’s Quarterly Reports on Form 10-Q for the periods ending December 31, 2006 and March 31, 2007 should no longer be relied upon.

Management believes that the controls over procedural changes have been corrected and all adjustments have been recorded in the appropriate periods. Any adjustments relating to the fourth quarter were identified and corrected in the fourth quarter and would, therefore, not impact the Company’s fourth quarter fiscal year 2007 financial results. The Company will report fiscal year end 2007 fourth quarter results on Tuesday, August 28, 2007.

This Release contains certain “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These “forward-looking statements” include, without limitation, statements regarding the nature and scope of the Company’s accounting errors and the effectiveness of its disclosure controls and procedures, statements relating to the Company’s restatement of its financial statements, statements relating to the expected impact of the restatements on the Company, and other statements of management’s opinion or expectations. These, and other “forward-looking statements”, are subject to business and economic risks and uncertainties that could cause actual results to differ materially from those discussed. Actual results may differ materially due to, among other factors, the actual timing and content of the Company’s restatements of financial statements and the need for any follow-on actions in connection with the Company’s accounting practices, previously filed financial statements, and the impact of the Company’s anticipated restatements and the reaction to them from the Company’s stockholders and the financial markets in general, as well as changes in economic, business, competitive, technological and/or regulatory factors and trends. Unless required by law, Anaren disclaims any obligation to update or revise any forward-looking statement.

Anaren designs, manufactures and sells complex microwave components and subsystems to the wireless communications, satellite communications and defense electronics markets. For more information on Anaren’s products, visit our Website at www.anaren.com.